Exhibit 99.1

Contacts:	Alfred Merriweather
Vice President and CFO
ViroLogic
(650) 635-1100

Carolyn Bumgardner Wang
WeissComm Partners
(415) 692-4218
carolyn@weisscommpartners.com

ViroLogic Announces Year End 2004 Financial Results

— Merger Integration Progressing Well: Creating Leader in Personalized Medicine—

— Conference Call Today at 5:00 p.m. ET —

SOUTH SAN FRANCISCO, Calif., February 22, 2005 — ViroLogic, Inc. (Nasdaq: VLGC) today reported financial results for the fourth quarter and year ended December 31, 2004.

Revenue for the fourth quarter of 2004 was $9.9 million compared to revenue of $9.3 million for the fourth quarter of 2003. For the year ended December 31, 2004, the Company reported revenue of $36.8 million, compared to $33.4 million in 2003.

Revenue from the Company’s HIV patient testing products was $6.9 million in the fourth quarter of 2004 compared to $5.3 million in the fourth quarter of 2003. Revenue from the Company’s HIV pharmaceutical testing products was $2.6 million in the fourth quarter of 2004 compared to $3.5 million for the same period in 2003. For the full year 2004, revenue from the Company’s HIV patient testing products was $24.9 million, compared to $22.8 million in 2003. Revenue from the Company’s HIV pharmaceutical testing products for the year was $9.9 million in 2004 compared to $9.1 million for the same period in 2003.

“We are pleased to report record total and patient testing revenue for the fourth quarter and full year of 2004,” said William D. Young, CEO and Chairman of ViroLogic. “Our lead product for HIV resistance testing, PhenoSense™ GT, continues to be well accepted by physicians as a source of comprehensive information critical to guiding therapy of patients with HIV/AIDS. With the completion of our merger with ACLARA, we intend to develop a market position in oncology that mirrors our pioneering role and leadership position in HIV resistance testing.”

For the fourth quarter of 2004, the net loss was $77.2 million, or $1.12 per common share, compared to a net loss of $405,000, or $0.01 per common share, for the same period in 2003. Included in the net loss for 2004 were substantial non-cash items related to the merger with ACLARA, including a charge for in-process research and development of $100.6 million and a favorable adjustment related to the revaluation of the Contingent Value Rights (CVRs) of $28.5 million as well as stock-based compensation expense of $3.4 million. On a proforma basis, adjusted for these non-cash items, the net loss was $1.7 million, or $0.02 per share, in the fourth quarter of 2004 compared to $405,000, or $0.01 per share, in the same period of 2003.

Net loss for the full year 2004 was $81.4 million, or $1.43 per common share, compared to a net loss of $5.5 million, or $0.16 per common share, for the same period in 2003. On a proforma basis, as adjusted for the non-cash items described above, net loss was $5.9 million, or $0.10 per share, for the year ended December 31, 2004 compared to $5.5 million, or $0.16 per share, in 2003.

The Company recorded stock dividends to preferred stockholders of $324,000 in 2004 and $1.6 million in 2003. Also during 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange relating to the sale of Series C convertible preferred stock. Reflecting these stock dividends, net loss applicable to common stockholders for the full year 2004 was $81.8 million, or $1.43 per common share, compared to a net loss of $9.3 million, or $0.27 per common share, for the same period in 2003.

Cash Resources

The Company had $79.2 million of cash, cash equivalents, short-term investments and restricted cash at December 31, 2004. For the year ended December 31, 2004, the Company used cash from operations of $2.6 million and paid non-operating merger-related costs of $2.3 million related to the merger with ACLARA. Additional transaction costs related to the merger are expected to be paid in early 2005 amounting to approximately $5 million. As a result of integrating the former ACLARA operations, we expect that use of cash in operations will increase, particularly in the first quarter of 2005 due to transitional costs related to certain personnel and to ACLARA’s facility in Mountain View, CA. We expect to end 2005 with approximately $60 million in cash, cash equivalents and investments.

Recent Corporate Highlights

•	Completed merger with ACLARA to create a leader in personalized medicine focused on guiding therapy for infectious diseases, oncology and other serious diseases.

•	Signed three-year, $7.5 million service agreement with GlaxoSmithKline (GSK) to use ViroLogic’s novel HIV resistance testing technology to support GSK’s drug discovery and development programs. GSK plans to use ViroLogic’s assays across its virology portfolio, including its entry inhibitor program, where our HIV Co-receptor Tropism assay will be used to identify patients for clinical trials and to monitor response to drug treatment during the trials. Entry inhibitors are a promising new treatment option for HIV-infected individuals.

•	Commenced testing services related to the Phase 3 clinical trial that we reported had been delayed during 2004. ViroLogic continues to be the partner of choice for pharmaceutical companies with HIV therapies in development. We have active collaborations with all the major pharmaceutical companies with HIV drugs in development and our tests have been used in the clinical trials of every drug approved for treatment of HIV in the past five years.

•	Presented clinical data assessing the ability of the Company’s eTag™ system to accurately predict treatment outcomes for patients with metastatic colorectal cancer. The study, presented at the American Society of Clinical Oncology’s (ASCO) Gastrointestinal Cancer meeting in January, demonstrated that the detection of EGF Receptor family dimers as measured by the eTag assay correlated with disease stability or disease progression in 18 metastatic colorectal cancer patients being treated with erlotinib (Tarceva®). Larger confirmatory studies are being conducted.

•	Have 20 presentations planned relating to ViroLogic’s drug resistance tests, including those characterizing assays for new targets such as tropism as well as those examining replication capacity and clinical application of phenotypic and genotypic resistance to anti-HIV drugs at the 12th Conference on Retroviruses and Opportunistic Infections taking place this week from February 22-25, 2005 in Boston, MA.

Outlook

In 2005, ViroLogic expects steady progress in the HIV patient testing and pharmaceutical drug development business and expects to leverage its experience and infrastructure in infectious disease to oncology by developing clinical validation of eTag assays as predictive tools for targeted cancer therapies. Accordingly, the Company intends to accomplish the following:

HIV:

•	Grow HIV pharmaceutical testing revenues in 2005 and 2006 driven by the selection of ViroLogic’s assays by pharmaceutical companies for use in multiple clinical trials, particularly the continued adoption of the HIV Co-receptor Tropism assay to identify patients for and to monitor response to drug treatment during clinical trials for a new class of entry inhibitor drugs. If successful in clinical trials, the approval of these drugs could provide a boost to future patient testing revenues;

•	Continue to grow HIV patient testing revenue for the full year, though seasonal variability may occur from quarter to quarter; and,

•	Develop clinical data for the Replication Capacity, Entry and Co-receptor Tropism assays to support the commercial launch of these products for the HIV patient testing business.

Oncology:

•	Consolidate all personnel and operations into our South San Francisco facilities in the first half of 2005;

•	Actively seek to leverage existing HIV testing relationships with pharmaceutical and biotechnology companies to develop similar collaborations for oncology drug clinical trials. Currently we are working with several pharmaceutical and biotechnology companies evaluating eTag technology for drug discovery and development. We expect to generate initial revenue from pharmaceutical collaborations in 2005; and,

•	Prepare to launch our first commercial eTag assay in oncology, an EGFR/Her test panel related to approved targeted cancer therapies during 2006. To achieve this goal, the Company plans to:

1.	Transfer eTag assays from the research setting to our CLIA certified clinical laboratory, a process that is expected to be completed during 2005; and,

2.	Conduct independent validation and clinical studies with pharmaceutical companies and with clinical collaborators to establish the ability of eTag assays to correctly distinguish between responders and non-responders to specific drug therapies.

Merger-Related Costs and Proforma Results

As a result of the merger with ACLARA, there were several items that affected results for the quarter ended December 31, 2004 and were recorded as follows:

•	A non-recurring charge of $100.6 million as an allocation of the purchase price of ACLARA to in-process research and development.

•	A “mark-to-market” adjustment to the liability established on closing of the merger for the potential payment on the Contingent Value Rights (CVRs) issued as part of the purchase consideration for ACLARA. This liability was valued at closing of the merger using a calculation based on a Black-Scholes valuation of the underlying CVR securities of $0.66 per CVR. At December 31, 2004, because, subsequent to the closing of the merger, an active trading market had been established, this liability was revalued based on the actual closing price of the CVRs on the OTC bulletin board, or $0.23 per CVR. This revaluation led to a $28.5 million favorable adjustment to the liability and this is reflected as non-operating income in the statement of operations. Further revaluations will be done each quarter while the CVRs remain outstanding.

•	Non-cash charges of $3.4 million for stock based compensation including the impact of variable accounting on all former ACLARA stock options as a result of the CVRs and the recognition of expense based on the value of CVRs related to former ACLARA stock options that vested during the period.

We are reporting proforma results excluding these items to provide a clearer view of ongoing expenses without the impact of merger-related costs.

Conference Call Details

ViroLogic will host a conference call today at 5:00 p.m. Eastern Time. To participate in the live teleconference call (866) 800-8649 fifteen minutes before the conference begins. International callers please dial (617) 614-2703. Conference participant passcode is 94743477. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at http://www.virologic.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 286-8010 or (617) 801-6888 for international callers, until February 28, 2005. The replay passcode is 66639279.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic will take no responsibility for providing updated information except as required by law.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.virologic.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding anticipated operating results for 2005, the potential role for entry-inhibitor drugs in the management of HIV-infected patients and the results of yet-to-be completed clinical studies related to the effectiveness of our eTag assays as predictive tools for targeted cancer therapies. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the development of future products; the performance of our products; our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; our ability to successfully integrate the operations of ACLARA into our operations; our ability to realize cost savings from the merger with ACLARA; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements including those with Quest Diagnostics and GSK; competition from larger more established diagnostic providers; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the level of demand for our products; the timing and ultimate size of pharmaceutical company clinical trials; whether payors will authorize reimbursement for our products; whether the FDA or any other agency will seek to regulate ViroLogic’s in house clinical laboratory testing; our ability to comply with FDA regulations in order to establish and maintain diagnostic kit manufacturing operations; whether we will encounter problems or delays in establishing and validating eTag assays within our clinical laboratory; whether we will encounter problems or delays in automating our processes or expanding our capacity; whether the intellectual property underlying the Company’s technology is adequate; whether we may be deemed to infringe on the intellectual property of others and whether licenses to third party technology will be available; whether ViroLogic is able to build brand loyalty and expand revenues; the potential impact of any payments under the CVRs on our common stock and capital resources; and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic’s actual events to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense and eTag are trademarks of ViroLogic, Inc. Tarceva is a registered trademark of OSI Pharmaceuticals, Inc.

~financials to follow~

###

VIROLOGIC, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenue
Product revenue	$9,460	$8,815	$34,811	$31,911
Contract revenue	470	518	1,990	1,468

Total revenue	$9,930	$9,333	$36,801	$33,379

Operating costs and expenses:
Cost of product revenue	4,717	4,223	17,794	16,713
Research and development	3,228	1,208	7,839	4,733
In-process research and development	100,600	—	100,600	—
Sales and marketing	2,908	2,005	10,056	8,306
General and administrative	4,343	2,302	10,192	9,256
Lease termination charge	—	—	433	—

Total operating costs and expenses	115,796	9,738	146,914	39,008

Operating loss	(105,866)	(405)	(110,113)	(5,629)
Interest and other income, net	124	—	164	121
CVR valuation adjustment	28,519	—	28,519	—

Net loss	(77,223)	(405)	(81,430)	(5,508)
Deemed dividend to preferred stockholders	—	—	—	(2,155)
Preferred stock dividend	(88)	(224)	(324)	(1,610)

Net loss applicable to common stockholders	$(77,311)	$(629)	$(81,754)	$(9,273)

Basic and diluted amounts per common share:
Net loss	$(1.12)	$(0.01)	$(1.43)	$(0.16)
Dividends to preferred stockholders	—	—	—	(0.11)

Net loss applicable to common stockholders	$(1.12)	$(0.01)	$(1.43)	$(0.27)

Weighted average shares used in computing basic and diluted net loss per common share	68,778	45,235	57,292	34,445

Reconciliation of Proforma Results to GAAP
Net loss	$(77,223)	$(405)	$(81,430)	$(5,508)
Adjustments for non cash merger-related items:
CVR valuation adjustment	(28,519)	—	(28,519)	—
In-process research and development	100,600	—	100,600	—
Stock based compensation	3,448	—	3,448	—

Proforma net loss	$(1,694)	$(405)	$(5,901)	$(5,508)

Proforma net loss per common share	$(0.02)	$(0.01)	$(0.10)	$(0.16)

Management believes that this proforma financial data supplements our GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the company’s operations, financial performance and the comparability of the company’s operating results from period to period. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, we have provided a reconciliation of the proforma financial information with the comparable financial information reported in accordance with GAAP.

VIROLOGIC, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

	December 31,
	2004	2003
	(unaudited)	(a)
ASSETS
Current assets:
Cash and cash equivalents	$6,027	$8,893
Short-term investments	72,821	537
Restricted cash	350	426
Accounts receivable	7,251	6,165
Prepaid expenses	838	700
Inventory	1,059	1,378
Other current assets	584	267

Total current assets	88,930	18,366

Property and equipment, net	8,369	8,445
Restricted cash	107	350
Developed product technology	198	—
Goodwill	8,282	—
Other assets	1,749	1,217

Total assets	$107,635	$28,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,222	$1,556
Accrued compensation	1,697	862
Accrued liabilities	6,993	2,108
Current portion of restructuring costs	2,519	—
Deferred revenue	546	268
Current portion of capital lease obligations	51	401
Current portion of loans payable	439	133

Total current liabilities	15,467	5,328

Long-term portion of capital lease obligations	36	87
Long-term portion of loans payable	311	—
Long-term portion of restructuring costs	1,710	—
Contingent value rights	15,269	—
Other long-term liabilities	359	382
Redeemable convertible preferred stock	1,810	1,994
Commitments
Stockholders’ equity:
Common stock	116	53
Additional paid-in capital	260,591	126,805
Accumulated other comprehensive income	(57)	1
Deferred compensation	(275)	—
Accumulated deficit	(187,702)	(106,272)

Total stockholders’ equity	72,673	20,587

Total liabilities and stockholders’ equity	$107,635	$28,378

(a)	The balance sheet data is derived from audited financial statements for the year ended December 31, 2003, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.